EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BLUE HOLDINGS INC. REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Strong Sales Demand Creates High Backlog

        Commerce, CA – August 8, 2005 – Blue Holdings Inc. (OTC BB: BLHL), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced its financial results for the second quarter ended June 30, 2005. A conference call supplementing the information contained in this release is scheduled for today, Monday, August 8, at 10:00 a.m., Eastern Daylight Time (EDT).

      Second Quarter Results

        Net sales for the three months ended June 30, 2005 totaled $4.4 million. Gross profit for the period was $2.4 million, or 53% of total sales, and net income after provision for taxes was $0.53 million, or $0.02 per share. General and administrative expenses for the period totaled $1.1 million and included $0.48 million in expenses relating to the exchange transaction with Antik Denim. Selling & distribution expenses were $0.5 million.

      Six Month Results

        Net Sales for the six months ended June 30, 2005 totaled $8.8 million. Gross profit for the period was $4.5 million, or 50.4% of total sales. Net income for the period, after provision for taxes, was $1.7 million, or $0.07 per share.

        General and Administrative expenses were $1.7 million including $0.48 million in expenses relating to the exchange transaction. Selling and distribution expenses totaled $1 million.

Blue Holdings, Inc.

        According to the Company’s Chairman, Chief Executive Officer, and President, Paul Guez, “Our continuing effort to improve gross margin by diversifying our production sources and locations has paid off in the form of better gross margins but the process of getting new factories and vendors up to speed caused a slow down of our deliveries in the second quarter. We have orders in the third quarter close to $10 million which we expect to translate into higher revenue in the quarter.”

      To Participate in the Conference Call

        Blue Holdings Inc. will host a conference call in conjunction with the Company’s second quarter earnings release this morning at 10:00 a.m., EDT. To participate, please dial:

U.S. and Canada International Conference ID	1 (866) 815-2141 1 (706) 679-2961 8365808

        A replay of the call will be available two hours after completion through August 15, 2005. To access the recording, dial 1 (800) 642-1687.

      About Blue Holdings Inc.

        Blue Holdings Inc., directly and through its wholly owned subsidiary Antik Denim, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the “Antik Denim” and “Yanuk” brands, both in the United States and internationally. Blue Holdings currently sells men’s and women’s styles and is in the process of launching a children’s line. Antik Denim and Yanuk jeans are made from high quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings’ concepts, design, embellishments, patent-

Blue Holdings, Inc.

pending pockets, and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

_________________

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements contained in this release include statements regarding Blue Holdings’ anticipated results for the third quarter of 2005. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Patrick Chow
Chief Financial Officer
Blue Holdings Inc.
City of Commerce, CA
(323) 725-5555
patrick.chow@blueholdings.com

Pamela A. Solly
Keating After Market Support, LLC
Greenwood Village, CO
(720) 489-5876
ps@keatinginvestments.com

Blue Holdings, Inc.

Blue Holdings Inc.
Condensed Consolidated Balance Sheet (Unaudited)
June 30, 2005

ASSETS
Current Assets:
Cash	$31,539
Due from Factor	448,621
Accounts Receivable	36,713
Inventories	5,430,657
Due From Affiliates	180,345
Prepaid Expenses and Other Current Assets	294,445

Total Current Assets	6,619,900
Property and Equipment
less Accumulated Depreciation	9,427

Total Assets	$6,629,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	2,288,180
Due to Affiliates	150,995
Income Taxes Payable	333,064
Accrued Expenses and Other Current Liabilities	95,653

Total Current Liabilities	2,867,892
Stockholders' Equity
Preferred Stock	25,520
Common Stock $0.001 par value
Authorized 75,000,000 shares
Issued and outstanding 25,441,628
Common Stock to be issued	177,617
Additional Paid-in Capital	1,899,736
Retained Earnings	1,658,562

Total Stockholders' Equity	3,761,435

Total Liabilities and Stockholders' Equity	$6,629,327

Blue Holdings, Inc.

Blue Holdings, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
For the three and six months ended June 30, 2005

	Three Months	Six Months
Net Sales	$4,434,853	$8,854,228
Cost of Goods Sold	2,084,044	4,389,431

Gross Profit	2,350,809	4,464,797
Selling, distribution & administrative expenses	1,206,306	2,192,334

Income from Operations before Expenses Relating to
Reverse Merger & Provision for Taxes	1,144,503	2,272,463
Expenses of Exchange Transaction	477,617	477,617
Income before provision for taxes	666,886	1,794,846
Provision for taxes	135,484	136,284

Net Income	$531,402	$1,658,562

Earnings per share, Basic and Diluted	$0.02	$0.07

Weighted Average number of common shares outstanding
Basic & Diluted	25,441,628	25,441,628